CA Technologies Reports Second Quarter 2011 Results

ISLANDIA, N.Y., Oct. 21 /PRNewswire-FirstCall/ --

  Revenue $1.110 Billion, Up 5 Percent in Constant Currency and Up 4 Percent as Reported

  GAAP EPS $0.43, Up 14 Percent in Constant Currency and Up 5 Percent as Reported

  Non-GAAP EPS $0.49, Up 10 Percent in Constant Currency and Up 9 percent as Reported

  Reaffirms 2011 Fiscal Year Outlook

CA Technologies (Nasdaq: CA) today reported financial results for its second quarter ended Sept. 30, 2010.

FINANCIAL OVERVIEW

	Second Quarter FY11 vs. FY10
(in millions, except share data)	FY11	FY10	% Change	% Change CC**
Revenue	$1,110	$1,067	4%	5%
GAAP Income from Continuing Operations	$222	$218	2%	11%
Non-GAAP Income from Continuing Operations*	$251	$248	1%	3%
GAAP Diluted EPS from Continuing Operations	$0.43	$0.41	5%	14%
Non-GAAP Diluted EPS from Continuing Operations*	$0.49	$0.45	9%	10%
Cash Flow from Operations	$130	$120	8%	11%

*Non-GAAP income and earnings per share are non-GAAP financial measures, as noted in the discussion of non-GAAP results below. A reconciliation of non-GAAP financial measures to their comparable GAAP financial measures is included in the tables following this news release.

**CC: Constant Currency

EXECUTIVE COMMENTARY

"CA Technologies recorded a good second quarter," said Chief Executive Officer Bill McCracken.  "We delivered solid financial performance by growing revenue, earnings per share and cash flow. We also continued to take more steps in support of our corporate strategy by building out our virtualization management, security management and cloud offerings through a number of key acquisitions and the announcement of new industry-leading solutions.

"I see our second quarter results as a strong indication that our strategy to manage and secure physical, virtual and cloud environments is the right strategy," McCracken continued. "The changes we made to our organization and our focus on rigorous execution are beginning to pay off.  These results, along with our view of the back half of the year, give us the confidence to reaffirm our full-year outlook."

SECOND QUARTER REVENUE AND BOOKINGS

Total revenue growth in the second quarter can be attributed primarily to a significant increase in sales of the Company's service assurance, project and portfolio management, and identity and access management products.  In addition, the services and education business showed healthy growth.

  Revenue was $1.110 billion, up 5 percent in constant currency and 4 percent as reported.

  Total revenue backlog was $7.832 billion, up 2 percent in both constant currency and as reported.  The current portion of revenue backlog was $3.463 billion, up 3 percent in both constant currency and as reported.

  North America revenue was $675 million, up 8 percent in both constant currency and as reported.

  International revenue was $435 million, up 2 percent in constant currency and down 2 percent as reported.

  Total bookings in the second quarter were $1.018 billion, up 10 percent in constant currency and up 9 percent as reported primarily driven by new distributed product sales, partially offset by lower mainframe capacity sales compared with the previous year.

  The Company signed 14 license agreements with aggregate values greater than $10 million for a total of $361 million, compared to 18 agreements for a total of $366 million in the second quarter of fiscal year 2010.

  The weighted average duration of subscription and maintenance bookings for the quarter was 3.47 years, compared to 3.26 years in the prior year period.

  North America bookings were $674 million, up 15 percent in constant currency and 14 percent as reported.

  International bookings were $344 million, up 1 percent in constant currency and flat as reported.

SECOND QUARTER EXPENSES AND MARGIN

Year-over-year GAAP results:

  Operating expenses, before interest and income taxes, were $803 million, up 9 percent in constant currency and 10 percent as reported.

  Operating income, before interest and income taxes, was $307 million, down 2 percent in constant currency and down 9 percent as reported.

  Operating margin was 28 percent, down 4 percentage points from the prior year period.

Expenses, operating income, and operating margin for the second quarter were affected by increased costs associated with acquisitions.  This was offset in part by a $10 million benefit from a one-time sale of an equity interest, which translated to a $0.01 benefit to GAAP and non-GAAP EPS.

Year-over-year non-GAAP results, which excludes purchased software and intangibles amortization, pre-fiscal year 2010 restructuring costs and other costs, share-based compensation expense, and includes gains and losses on hedges that mature within the quarter, but excludes gains and losses on hedges that do not mature within the quarter:

  Operating expenses, before interest and income taxes, were $721 million, up 8 percent in constant currency and up 7 percent as reported.

  Operating income, before interest and income taxes, was $389 million, flat in constant currency and down 1 percent as reported.

  Operating margin was 35 percent, a decrease of 2 percentage points.

Non-GAAP results also were affected by the increased expenses described above.

In the second quarter, the Company reported a GAAP tax rate of 25 percent and a non-GAAP tax rate of 34 percent.

CASH FLOW FROM OPERATIONS

Cash flow from operations was $130 million compared to $120 million in the prior year. Second quarter cash flow was affected by a year-over-year $60 million increase in single installment payments from customers.

CAPITAL STRUCTURE

  Cash and cash equivalents were $2.525 billion.

  With $1.567 billion in total debt outstanding, the Company's net cash position was $958 million.

  The Company repurchased approximately 5 million shares of stock in the second quarter for a total of $96 million under the $500 million stock repurchase program authorized by the Board of Directors in May 2010.

QUARTER HIGHLIGHTS

During the second quarter the Company announced:

  The acquisition of Arcot Systems, Inc., a leader in providing advanced authentication and fraud prevention solutions through on premises software or cloud services, in an all-cash transaction valued at $200 million;

  The acquisition of privately-held 4Base Technology, a virtualization and cloud infrastructure consulting firm. Terms of the transaction were not disclosed;

  An agreement to acquire Hyperformix, a leading provider of capacity management software for dynamic physical, virtual, and cloud IT infrastructures. Terms of the transaction were not disclosed and the sale is expected to close in the third quarter;

  A strategic alliance with Fujitsu Limited that will enhance each company's service assurance product portfolio and cloud computing strategy; and,

  The general availability of five products in its powerful CA Virtual suite, which offer comprehensive management capabilities to provision, control, assure, secure and optimize virtual environments. The Company also announced enhancements to CA Identity Manager for automated provisioning to cloud applications including Google Apps and salesforce.com's enterprise cloud computing platform.

OUTLOOK FOR FISCAL YEAR 2011

Beginning in the first quarter of fiscal year 2011 the Company is excluding share-based compensation expense from its non-GAAP financial measures. The following guidance, which represents "forward-looking statements" (as defined below), takes into account the exclusion of share-based compensation expense from future non-GAAP results. To enable fiscal year 2011 guidance for non-GAAP earnings per share to be compared to fiscal year 2010 full year results, the Company provides full fiscal year 2010 results for non-GAAP earnings per share excluding stock-based compensation expense below.

The Company reaffirmed its revised outlook issued on July 21, 2010 for revenue and cash flow, and GAAP and non-GAAP earnings per share. The Company also updated projected as reported numbers based on Sept. 30, 2010 exchange rates:

  Total revenue growth in a range of 3 percent to 5 percent in constant currency. At Sept. 30, 2010 exchange rates, this translates to reported revenue of $4.45 billion to $4.55 billion;

  GAAP diluted earnings per share from continuing operations growth in constant currency in a range of 5 percent to 13 percent. At Sept. 30, 2010 exchange rates, this translates to reported diluted earnings per share of $1.54 to $1.66;

  Non-GAAP diluted earnings per share from continuing operations growth in constant currency in a range of 7 percent to 14 percent. At Sept. 30, 2010 exchange rates, this translates to reported non-GAAP diluted earnings per share of $1.85 to $1.97. Fiscal year 2010 non-GAAP diluted earnings per share was $1.74 excluding share-based compensation expense; and

  Cash flow from operations growth in a range of 2 percent to 7 percent in constant currency. At Sept. 30, 2010 exchange rates, this translates to reported cash flow from operations of $1.400 billion to $1.475 billion.

Both GAAP and non-GAAP diluted earnings per share dollar ranges provided have increased to reflect currency fluctuations, year-to-date  performance and reduced share count. Both GAAP and non-GAAP earnings per share on the low and high end of the range have increased by $0.03.

This outlook also assumes no material acquisitions and a partial currency hedge of operating income. The Company also expects a full-year GAAP and non-GAAP tax rate in a range of 33 percent to 34 percent.

The Company anticipates approximately 506 million shares outstanding at fiscal year 2011 year-end and a weighted average diluted shares outstanding of approximately 508 million for the fiscal year. Guidance does not include the impact from any future stock repurchases.

Webcast

This news release and the accompanying tables should be read in conjunction with additional content that is available on the Company's website, including a supplemental financial package, as well as a webcast that the Company will host at 5 p.m. ET today to discuss its unaudited second quarter results. The webcast will be archived on the Company website. Individuals can access the webcast, as well as this press release and supplemental financial information, at http://ca.com/invest or listen to the call at 1-800-776-0420. The international participant number is 1-913-312-1407.

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About CA Technologies

CA Technologies (NASDAQ: CA) is an IT management software and solutions company with expertise across all IT environments – from mainframe and distributed, to virtual and cloud. CA Technologies manages and secures IT environments and enables customers to deliver more flexible IT services. CA Technologies innovative products and services provide the insight and control essential for IT organizations to power business agility. The majority of the Global Fortune 500 relies on CA Technologies to manage evolving IT ecosystems. For additional information, visit CA Technologies at www.ca.com.

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Non-GAAP Financial Measures

This news release, the accompanying tables and the additional content that is available on the Company's website, including a supplemental financial package, includes certain financial measures that exclude the impact of certain items and therefore have not been calculated in accordance with U.S. generally accepted accounting principles (GAAP). Non-GAAP metrics for operating expenses, operating income, operating margin, income from operations and diluted earnings per share exclude the following items: non-cash amortization of purchased software and other intangibles, share-based compensation,  pre-fiscal year 2010 restructuring and other charges and include the gains and losses since inception of hedges that mature within the quarter, but exclude gains and losses of hedges that do not mature within the quarter. Non-GAAP income also excludes the interest on convertible bonds. The effective tax rate on GAAP and non-GAAP income from operations is the Company's provision for income taxes expressed as a percentage of pre-tax GAAP and non-GAAP income from operations, respectively. Such tax rates are determined based on an estimated effective full year tax rate, with the effective tax rate for GAAP generally including the impact of discrete items in the  period such items arise and the effective tax rate for non-GAAP income generally allocating the impact of discrete items pro rata to the fiscal year's remaining reporting periods. Non-GAAP adjusted cash flow excludes restructuring and other payments. Free cash flow excludes capital expenditures. We present constant currency information to provide a framework for assessing how our underlying businesses performed excluding the effect of foreign currency rate fluctuations.  To present this information, current and comparative prior period results for entities reporting in currencies other than US dollars are converted into US dollars at the exchange rate in effect on March 31, 2010, which was the last day of our prior fiscal year.  Constant currency excludes the impacts from the Company's hedging program.  The constant currency calculation for annualized subscription and maintenance bookings is calculated by dividing the subscription and maintenance bookings in constant currency by the weighted average subscription and maintenance duration in years. These non-GAAP financial measures may be different from non-GAAP financial measures used by other companies. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. By excluding these items, non-GAAP financial measures facilitate management's internal comparisons to the Company's historical operating results and cash flows, to competitors' operating results and cash flows, and to estimates made by securities analysts. Management uses these non-GAAP financial measures internally to evaluate its performance and they are key variables in determining management incentive compensation. The Company believes these non-GAAP financial measures are useful to investors in allowing for greater transparency of supplemental information used by management in its financial and operational decision-making. In addition, the Company has historically reported similar non-GAAP financial measures to its investors and believes that the inclusion of comparative numbers provides consistency in its financial reporting. Investors are encouraged to review the reconciliation of the non-GAAP financial measures used in this news release to their most directly comparable GAAP financial measures, which are attached to this news release.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this communication (such as statements containing the words "believes," "plans," "anticipates," "expects," "estimates" and similar expressions) constitute "forward-looking statements" that are based upon the beliefs of, and assumptions made by, the Company's management, as well as information currently available to management. These forward-looking statements reflect the Company's current views with respect to future events and are subject to certain risks, uncertainties, and assumptions. A number of important factors could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: the ability to achieve success in the Company's strategy by, among other things, increasing sales in new and emerging enterprises and markets, enabling the sales force to sell new products and Software-as-a-Service offerings and improving the Company's brand in the marketplace; global economic factors or political events beyond the Company's control; general economic conditions, including concerns regarding a global recession and credit constraints, or unfavorable economic conditions in a particular region, industry or business sector; failure to expand channel partner programs; the ability to adequately manage and evolve financial reporting and managerial systems and processes; the ability to successfully acquire technology and software that are consistent with our strategy and integrate acquired companies and products into existing businesses; competition in product and service offerings and pricing; the ability to retain and attract qualified key personnel; the ability to adapt to rapid technological and market changes; the ability of the Company's products to remain compatible with ever-changing operating environments; access to software licensed from third parties, third-party code and specifications for the development of code; use of software from open source code sources; discovery of errors in the Company's software and potential product liability claims; significant amounts of debt and possible future credit rating changes; the failure to protect the Company's intellectual property rights and source code; fluctuations in the number, terms and duration of our license agreements as well as the timing of orders from customers and channel partners; reliance upon large transactions with customers; risks associated with sales to government customers; breaches of the Company's software products and the Company's and customers' data centers and IT environments; access to third-party microcode; third-party claims of intellectual property infringement or royalty payments; fluctuations in foreign currencies; failure to successfully execute restructuring plans; successful outsourcing of various functions to third parties; potential tax liabilities; and these factors and the other factors described more fully in the Company's filings with the Securities and Exchange Commission.  The Company assumes no obligation to update the information in this communication, except as otherwise required by law. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

Copyright © 2010 CA, Inc. All Rights Reserved. One CA Plaza, Islandia, N.Y. 11749. All other trademarks, trade names, service marks, and logos referenced herein belong to their respective companies.

Contacts:	Dan Kaferle	Kelsey Doherty
	Public Relations	Investor Relations
	(631) 342-2111	(212) 415-6844
	daniel.kaferle@ca.com	kelsey.doherty@ca.com

Table 1
CA Technologies
Condensed Consolidated Statements of Operations
(in millions, except per share amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
Revenue	2010	2009	2010	2009
Subscription and maintenance revenue	$ 961	$ 969	$1,922	$1,910
Professional services	79	70	157	140
Software fees and other	70	28	122	61
Total revenue	1,110	1,067	2,201	2,111
Expenses
Costs of licensing and maintenance	74	72	151	138
Cost of professional services	75	59	146	125
Amortization of capitalized software costs	48	34	93	67
Selling and marketing	308	284	607	564
General and administrative	113	119	230	229
Product development and enhancements	125	114	253	231
Depreciation and amortization of other intangible assets	45	39	89	77
Other expenses, net	15	7	4	14
Restructuring and other	-	-	(3)	2
Total expenses before interest and income taxes	803	728	1,570	1,447
Income from continuing operations before interest and income taxes	307	339	631	664
Interest expense, net	12	22	25	39
Income from continuing operations before income taxes	295	317	606	625
Income tax expense	73	99	161	212
INCOME FROM CONTINUING OPERATIONS	$ 222	$ 218	$ 445	$ 413
Loss from discontinued operations, net of income taxes	-	-	6	-
NET INCOME	$ 222	$ 218	$ 439	$ 413

Basic income (loss) per share
Income from continuing operations	$ 0.43	$ 0.42	$ 0.86	$ 0.79
Loss from discontinued operations	-	-	(0.01)	-
Net Income	$ 0.43	$ 0.42	$ 0.85	$ 0.79
Basic weighted average shares used in computation	507	518	508	517

Diluted income (loss) per share
Income from continuing operations	$ 0.43	$ 0.41	$ 0.86	$ 0.78
Loss from discontinued operations	-	-	(0.01)	-
Net Income	$ 0.43	$ 0.41	$ 0.85	$ 0.78
Diluted weighted average shares used in computation	508	542	509	541

Certain balances have been revised to reflect the discon tinued operations associated with the sale of the Information Governance business.

Table 2
CA Technologies
Condensed Consolidated Balance Sheets
(in millions)
(unaudited)

	September 30,	March 31,
	2010	2010

Cash and cash equivalents	$ 2,525	$ 2,583
Trade and installment accounts receivable, net	697	931
Deferred income taxes - current	198	360
Other current assets	235	116

Total current assets	3,655	3,990
Installment accounts receivable, due after one year, net	-	46
Property and equipment, net	449	452
Goodwill	5,594	5,667
Capitalized software and other intangible assets, net	1,157	1,150
Deferred income taxes - noncurrent	435	355
Other noncurrent assets, net	209	178

Total assets	$ 11,499	$ 11,838

Current portion of long-term debt and loans payable	$ 15	$ 15
Deferred revenue (billed or collected) - current	2,183	2,555
Deferred income taxes - current	55	51
Other current liabilities	739	967

Total current liabilities	2,992	3,588

Long-term debt, net of current portion	1,552	1,530
Deferred income taxes - noncurrent	207	134
Deferred revenue (billed or collected) - noncurrent	942	1,068
Other noncurrent liabilities	516	535

Total liabilities	6,209	6,855

Common stock	59	59
Additional paid-in capital	3,580	3,657
Retained earnings	3,759	3,361
Accumulated other comprehensive loss	(88)	(130)
Treasury stock	(2,020)	(1,964)

Total stockholders’ equity	5,290	4,983

Total liabilities and stockholders’ equity	$ 11,499	$ 11,838

Table 3
CA Technologies
Condensed Consolidated Statements of Cash Flows
(in millions)
(unaudited)
	Three Months Ended
	September 30,
	2010	2009
OPERATING ACTIVITIES:
Net income	$ 222	$ 218
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	93	73
Provision for deferred income taxes	71	62
Provision for bad debts	2	3
Share based compensation expense	21	26
Amortization of discount on convertible debt	-	12
Asset impairments and other non-cash activities	(6)	1
Foreign currency transaction gains	2	(9)
Changes in other operating assets and liabilities, net of effect of acquisitions:
Increase in trade and installment accounts receivable, net	(47)	(49)
Decrease in deferred revenue	(203)	(223)
Decrease in taxes payable, net	(33)	(21)
Increase in accounts payable, accrued expenses and other	3	1
Increase in accrued salaries, wages and commissions	29	19
Decrease in restructuring liabilities	(10)	(14)
Changes in other operating assets and liabilities	(14)	21
NET CASH PROVIDED BY OPERATING ACTIVITIES	130	120
INVESTING ACTIVITIES:
Acquisitions, primarily businesses, net of cash acquired,
and purchased software	(19)	(2)
Purchases of property and equipment	(22)	(17)
Cash proceeds from divestiture of assets	10	-
Capitalized software development costs	(31)	(50)
NET CASH USED IN INVESTING ACTIVITIES	(62)	(69)
FINANCING ACTIVITIES:
Dividends paid	(20)	(21)
Purchases of common stock	(100)	(45)
Debt repayments	(4)	(3)
Exercise of common stock options and other	-	2
NET CASH USED IN FINANCING ACTIVITIES	(124)	(67)
DECREASE IN CASH AND CASH EQUIVALENTS BEFORE
EFFECT OF EXCHANGE RATE CHANGES ON CASH	(56)	(16)
Effect of exchange rate changes on cash	105	63
INCREASE IN CASH AND CASH EQUIVALENTS	49	47
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	2,476	2,978
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$2,525	$3,025

Table 4
CA Technologies
Constant Currency Summary
(in millions)
(unaudited)

	Three Months Ended September 30,
	2010	2009	% Increase (Decrease) in $ US	% Increase (Decrease) in Constant Currency (1)

Bookings	$ 1,018	$ 934	9%	10%

Revenue:
North America	$ 675	$ 624	8%	8%
International	435	443	(2%)	2%
Total revenue	$ 1,110	$ 1,067	4%	5%

Revenue:
Subscription and maintenance	$ 961	$ 969	(1%)	1%
Professional services	79	70	13%	13%
Software fees and other	70	28	150%	150%
Total revenue	$ 1,110	$ 1,067	4%	5%

Total expenses before interest and income taxes:
Total Non-GAAP (2)	$ 721	$ 675	7%	8%
Total GAAP	$ 803	$ 728	10%	9%

	Six Months Ended September 30,
	2010	2009	% Increase (Decrease) in $ US	% Increase (Decrease) in Constant Currency (1)

Bookings	$ 1,768	$ 2,126	(17%)	(16%)

Revenue:
North America	$ 1,341	$ 1,249	7%	7%
International	860	862	0%	1%
Total revenue	$ 2,201	$ 2,111	4%	4%

Revenue:
Subscription and maintenance	$ 1,922	$ 1,910	1%	1%
Professional services	157	140	12%	12%
Software fees and other	122	61	100%	95%
Total revenue	$ 2,201	$ 2,111	4%	4%

Total expenses before interest and income taxes:
Total Non-GAAP (2)	$ 1,445	$ 1,331	9%	9%
Total GAAP	$ 1,570	$ 1,447	9%	9%

(1)  Constant currency information is presented to provide a framework to assess how the underlying businesses performed excluding the effect of foreign currency rate fluctuations.  To present this information, current and comparative prior period results for entities reporting in currencies other than US dollars are converted into US dollars at the exchange rate in effect on March 31, 2010, which was the last day of fiscal year 2010.  Constant currency excludes the impacts from the Company's hedging program.

(2) Refer to Table 6 for a reconciliation of total expenses before interest and income taxes on a GAAP basis to total expenses before interest and income taxes on a non-GAAP basis.

Certain balances have been revised to reflect the discontinued operations associated with the sale of the Information Governance business.
Certain non-material differences may arise versus actual from impact of rounding.

Table 5
CA Technologies
Reconciliation of GAAP Results to Non-GAAP Net Income
(in millions, except per share amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

Total revenue	$ 1,110	$ 1,067	$ 2,201	$ 2,111
Total expenses before interest and income taxes	803	728	1,570	1,447

Income from continuing operations before interest and
income taxes (1)	307	339	631	664
GAAP Operating Margin (% of revenue)	28%	32%	29%	31%

Non-GAAP operating adjustments:
Purchased software amortization	22	12	44	26
Intangibles amortization	17	13	33	26
Share-based compensation	21	26	40	53
Restructuring and other (2)	1	-	1	2
Hedging (gains)/losses, net (3)	21	2	7	9
Total non-GAAP operating adjustments	82	53	125	116
Non-GAAP income from continuing operations before
interest and income taxes	389	392	756	780
Non-GAAP Operating Margin (% of revenue)	35%	37%	34%	37%

Interest expense, net	12	22	25	39
Interest on dilutive convertible bonds	-	(14)	-	(24)
Non-GAAP income from continuing operations before
income taxes	377	384	731	765

Income tax expense (4)	126	136	245	271

Non-GAAP income from continuing operations (5)	$ 251	$ 248	$ 486	$ 494

Non-GAAP diluted EPS from continuing operations (5)(6)	$ 0.49	$ 0.45	$ 0.94	$ 0.90
Diluted weighted average shares used in
computation (6)	508	542	509	541

(1) See the Condensed Consolidated Statements of Operations on Table 1 for a bridge from income from continuing operations before interest and income taxes to income from continuing operations.

(2) Excludes $3 of benefit related to the Fiscal 2010 restructuring plan for the six months ended September 30, 2010.

(3) Consists of gains and losses since inception of hedges that mature within the quarter, but exclude gains and losses of hedges that do not mature within the quarter.

(4)  The effective tax rate on non-GAAP income from continuing operations is the Company's provision for income taxes expressed as a percentage of non-GAAP income from continuing operations before income taxes.  Such tax rates are determined based on an estimated effective full year tax rate after the adjustments for the impacts of certain discrete items (such as changes in tax rates, reconciliations of tax returns to tax provisions and resolutions of tax contingencies).

(5)  Non-GAAP income from continuing operations and the number of shares used in the computation of non-GAAP diluted EPS from continuing operations have been adjusted to reflect the dilutive impact of the Company’s 1.625% Convertible Senior Notes and stock awards outstanding for the three and six months ended September 30, 2009.

(6)  The calculation of the non-GAAP diluted EPS from continuing operations includes certain adjustments required by ASC 260-10-45 which treats certain stock awards as participating securities for the computation of earnings per share.  As a result, non-GAAP diluted EPS from continuing operations may not equal the non-GAAP income from continuing operations divided by the diluted weighted average shares.

Refer to the discussion of non-GAAP financial measures included in the accompanying press release for additional information.

Certain balances have been revised to reflect the discontinued operations associated with the sale of the Information Governance business.

Certain non-material differences may arise versus actual from impact of rounding.

Table 6
CA Technologies
Reconciliation of GAAP to Non-GAAP
Operating Expenses and Diluted Earnings per Share
(in millions, except per share amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
Operating Expenses	2010	2009	2010	2009

Total expenses before interest and income taxes	$ 803	$ 728	$1,570	$1,447

Non-GAAP operating adjustments:
Purchased software amortization	22	12	44	26
Intangibles amortization	17	13	33	26
Share-based compensation	21	26	40	53
Restructuring and other	1	-	1	2
Hedging (gains)/losses, net (1)	21	2	7	9
Total non-GAAP operating adjustments	82	53	125	116

Total non-GAAP operating expenses	$ 721	$ 675	$1,445	$1,331

	Three Months Ended		Six Months Ended
	September 30,		September 30,
Diluted EPS from Continuing Operations	2010	2009	2010	2009

GAAP diluted EPS from continuing operations	$0.43	$0.41	$ 0.86	$ 0.78

Non-GAAP adjustments, net of taxes
Purchased software and intangibles amortization	0.05	0.03	0.10	0.06
Share-based compensation	0.03	0.03	0.05	0.06
Restructuring and other	-	-	-	-
Hedging (gains)/losses, net (1)	0.03	-	0.01	-
Non-GAAP effective tax rate adjustments (2)	(0.05)	(0.02)	(0.08)	-

Non-GAAP diluted EPS from continuing operations	$0.49	$0.45	$ 0.94	$ 0.90

(1) Consists of gains and losses since inception of hedges that mature within the quarter, but exclude gains and losses of hedges that do not mature within the quarter.

(2)  The effective tax rate on non-GAAP income from continuing operations is the Company's provision for income taxes expressed as a percentage of non-GAAP income from continuing operations before income taxes.  Such tax rates are determined based on an estimated effective full year tax rate after the adjustments for the impacts of certain discrete items (such as changes in tax rates, reconciliations of tax returns to tax provisions and resolutions of tax contingencies).

Refer to the discussion of Non-GAAP financial measures included in the accompanying press release for additional information.

Certain balances have been revised to reflect the discontinued operations associated with the sale of the Information Governance business.

Certain non-material differences may arise versus actual from impact of rounding.

Table 7
CA Technologies
Effective Tax Rate Reconciliation
GAAP and Non-GAAP
(in millions)
(unaudited)

	Three Months Ended		Six Months Ended
	September 30, 2010		September 30, 2010
	GAAP	Non-GAAP	GAAP	Non-GAAP

Income from continuing operations before income taxes (1)	$ 295	$ 377	$ 606	$ 731

Statutory tax rate	35%	35%	35%	35%

Tax at statutory rate	103	132	212	256

Adjustments for discrete and permanent items (2)	(30)	(6)	(51)	(11)

Total tax expense	$ 73	$ 126	$ 161	$ 245

Effective tax rate (3)	24.9%	33.5%	26.6%	33.5%

(1)  Refer to Table 5 for a reconciliation of income from continuing operations before interest and income taxes on a GAAP basis to income from continuing operations before income taxes on a non-GAAP basis.

(2)  The effective tax rate for GAAP generally includes the impact of discrete and permanent items in the period such items arise, whereas the effective tax rate for non-GAAP generally allocates the impact of such items pro rata to the fiscal year's remaining reporting periods.

(3)  The effective tax rate on GAAP and non-GAAP income from continuing operations is the Company's provision for income taxes expressed as a percentage of GAAP and non-GAAP income from continuing operations before income taxes, respectively.  Such tax rates are determined based on an estimated effective full year tax rate after the adjustments for the impacts of certain discrete items (such as changes in tax rates, reconciliations of tax returns to tax provisions and resolutions of tax contingencies).

Refer to the discussion of non-GAAP financial measures included in the accompanying press release for additional information.

Certain balances have been revised to reflect the discontinued operations associated with the sale of the Information Governance business.

Certain non-material differences may arise versus actual from impact of rounding.

Table 8
CA Technologies
Reconciliation of Projected GAAP Earnings per Share to
Projected Non-GAAP Earnings per Share
(unaudited)

	Fiscal Year Ending
	March 31, 2011

Projected GAAP Diluted EPS From Continuing Operations Range	$1.54	to	$1.66

Non-GAAP Adjustments, Net of Taxes:
Purchased Software and Intangibles Amortization	0.19		0.19
Share-based Compensation	0.12		0.12

Non-GAAP Projected Diluted Operating EPS From Continuing Operations Range	$1.85	to	$1.97

Refer to the discussion of non-GAAP financial measures included in the accompanying press release for additional information.

Certain non-material differences may arise versus actual from impact of rounding.

Table 9
CA Technologies
Reconciliation of Share-based Compensation
(in millions)
(unaudited)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

Costs of licensing and maintenance	$ 1	$ 1	$ 2	$ 2
Costs of professional services	1	-	2	1
Selling and marketing	8	9	15	17
General and administrative	6	10	10	22
Product development and enhancements	5	6	11	11
Share-based compensation expense before tax	21	26	40	53
Income tax benefit	(7)	(9)	(13)	(18)
Net share-based compensation expense	$14	$17	$27	$35

Certain non-mat erial differences may arise versus actual from impact of rounding.

CONTACT:  Dan Kaferle, Public Relations, +1-631-342-2111, daniel.kaferle@ca.com, or Kelsey Doherty, Investor Relations, +1-212-415-6844, kelsey.doherty@ca.com